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                                                                  Exhibit 99.2
                  F O R  I M M E D I A T E   R E L E A S E


COMPANY CONTACT:    EDSON R. ARNEAULT, PRESIDENT
                    (304) 387-2400

               MTR GAMING GROUP ANNOUNCES STATE APPROVAL TO
                 INCREASE FROM 1,200 TO 1,355 VIDEO SLOTS

              -- Company to Implement Progressive Jackpots --

     Chester, West Virginia, November 2, 1998 -- MTR Gaming Group, Inc. (NASDAQ: MNTG) today announced that it has obtained the approval of the West Virginia Lottery Commission to increase the number of video slots at the Company's Mountaineer Racetrack & Gaming Resort from 1,200 to 1,355. In July of 1998, the Company increased the number of machines from 1,000 to 1,200 as part of the opening of the 12,000 square foot expansion of the Speakeasy Gaming Saloon located at the Mountaineer Lodge. The Company plans to add the 155 machines during the first quarter of 1999 and to link 100 of the new machines in one or more progressive jackpot networks. By pooling a small percentage of the amount wagered in each of the linked machines into a single jackpot, progressives increase the amount a player can win on a single wager. Similar progressive networks recently implemented at two other West Virginia tracks, where gross video slot wagers are substantially less than at Mountaineer, have created jackpots exceeding $150,000 at each track. The Company believes that progressives will have a positive impact on video lottery operations.

     The Company also announced that on Wednesday, November 4, the Company will release its results of operations for the three and nine months ended September 30, 1998.

     MTR Gaming Group, Inc., a West Virginia based corporation, through subsidiaries, owns and operates the Mountaineer Racetrack & Gaming Resort in Chester, West Virginia and has recently acquired hotel/casino properties in North Las Vegas and Reno, Nevada. The Mountaineer complex currently encompasses a thoroughbred racetrack, including off track betting, 1,200 video lottery terminals, a 101 room hotel, nine hole executive golf course, fine dining and entertainment, the Speakeasy Gaming Saloon, Big Al's Deli, the Gatsby Lounge, and the Hollywood Knights Saloon.

     EXCEPT FOR HISTORICAL INFORMATION, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING, AMONG OTHER THINGS, FUTURE PLANS AND OPERATING RESULTS. SUCH STATEMENTS ARE BASED ON THE COMPANY'S CURRENT PLANS AND EXPECTATIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY BASED UPON A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO WEATHER CONDITIONS, GAMING REGULATION AND LICENSING, COMPETITION, GENERAL ECONOMIC CONDITIONS AFFECTING THE RESORT BUSINESS, DEPENDENCE UPON KEY PERSONNEL, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.